Exhibit 3.2

CONTINUOUS TEXT of the articles of association of Eurand N.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before W.H. Bossenbroek, civil law notary in Amsterdam, on 5 June 2009.
Ministerial declaration of no-objection dated 29 May 2009, number N.V. 278766.
This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.
ARTICLES OF ASSOCIATION
DEFINITIONS
Article 1.
Capitalised terms used in the Articles of Association of this company are defined below:
a.	Annual Accounts: the balance sheet, the profit and loss account and explanatory notes to these documents;

b.	Articles of Association: these articles of association of the Company;

c.	Board of Directors: the management of the Company;
d.	Company: the legal person (rechtspersoon) to which these Articles of Association pertain;
e.	General Meeting of Shareholders: the legal body (orgaan) that comprises the voting shareholders and other persons within the Company entitled to vote or else the meeting of Persons Entitled to Attend Meetings;
f.	Group Company: a legal person (rechtspersoon) or company (vennootschap) with which the Company is structurally associated into an economic unity;
g.	Holders of Depositary Receipts for Shares: holders of depositary receipts for shares issued with the cooperation of the Company;
h.	Persons Entitled to Attend Meetings: shareholders and Holders of Depositary Receipts for Shares;
i.	Rights Attached to Depositary Receipts for Shares: the rights which the law or these Articles of Association grant(s) to Holders of Depositary Receipts for Shares which have been issued with the cooperation of the Company;
j.	Subsidiary: a legal person (rechtspersoon) in which the Company or one or more of its subsidiaries by virtue of an agreement with other persons is entitled to vote or otherwise can exercise on its own or together with others more than half of the voting rights in the general meeting of shareholders as well as other legal persons and companies designated as such by the law.
NAME AND SEAT

Article 2.
2.1	The name of the Company is: Eurand N.V.

2.2	It has its corporate seat at Amsterdam.
OBJECTS
Article 3.
The objects of the Company are:
a.	to participate in, to finance or to have any other interest in, or to manage other businesses and companies;
b.	to provide financial assistance to group companies in any way, including without limitation by granting guarantees, or to provide other security for obligations of such group companies;
c. to grant guarantees or provide other security for obligations of third parties; and
d.	to do anything which, in the widest sense of the word, is connected with, or may be conducive to these objects.
SHARE CAPITAL AND SHARES
Article 4.
The authorised share capital of the Company amounts to one million three hundred thousand euros (EUR 1,300,000), divided into one hundred thirty million (130,000,000) ordinary shares, with a par value of one eurocent (EUR 0.01) each.
ISSUE OF SHARES AND PRE-EMPTIVE RIGHTS
Article 5.
5.1	Shares shall be issued pursuant to a resolution passed by the General Meeting of Shareholders, upon the proposal of the Board of Directors containing the price and further terms and conditions of the issue. The General Meeting of Shareholders may resolve to designate the Board of Directors, for a fixed period not exceeding five years, as the body authorised to issue shares. When the Board of Directors is so designated, it must be specified in the resolution passed by the General Meeting of Shareholders, how many shares may be issued and further conditions may be laid down.

The designation may be renewed each time for a period not exceeding five years.

No designation made pursuant to a resolution passed by the General Meeting of Shareholders may be cancelled, unless cancellation of such designation was specifically permitted in the applicable designation. For as long as the Board of Directors is designated, the General Meeting of Shareholders shall not have this power.

5.2	When shares are issued, each shareholder shall have a pre-emptive right in proportion to the aggregate par value of his shares, without prejudice to the pro-visions as laid down in this article and the statutory provisions. No pre-emptive right shall apply if shares are paid for in kind. There shall further be no pre-emptive rights in respect of shares which are issued to employees of the Company or to employees of a Group Company.

5.3	If there is a pre-emptive right with respect to an issue, the body authorised to issue shall determine in the resolution to issue, the manner in which and the term during which the pre-emptive right may be exercised, with due observance of the provisions of this article.
5.4	The pre-emptive right referred to in paragraph 2 may be restricted or excluded. The proposal thereto shall explain the reasons for the proposal and the choice of the intended issue price in writing. Restriction or exclusion of the pre-emptive right shall be effected pursuant to a resolution of the General Meeting of Shareholders upon the proposal of the Board of Directors, unless the Board of Directors is authorised thereto by the General Meeting of Shareholders. The General Meeting of Shareholders may designate the Board of Directors for a fixed period not exceeding five years as the body authorised to restrict or to exclude the pre-emptive right, provided that such a designation shall only be possible if the Board of Directors is also or simultaneously designated as the body authorised to issue shares. The designation may be renewed each time for a period not exceeding five years. No such designation may be cancelled, unless cancellation is specifically permitted in the applicable designation.
5.5	A resolution of the General Meeting of Shareholders to limit or exclude pre-emptive rights or to designate the Board of Directors as the body with that power must be passed by a majority of at least two-thirds of the valid votes cast if less than half of the issued capital is represented at the General Meeting of Shareholders. Within eight days after such a resolution is passed, the Company shall deposit a complete text thereof at the Commercial Register.
5.6	The Company shall announce any issuance of shares with pre-emptive rights in the Staatscourant (Dutch Government Gazette) and in a Dutch national daily newspaper and the period of time within which such pre-emptive right can be exercised.

Such pre-emptive right can be exercised during at least two weeks after the day of notice in the Staatscourant (Dutch Government Gazette).
5.7	For the implementation of the provisions in this article, the issue of shares shall be equal to the granting of a right to subscribe for shares.

Shareholders, however, shall have no pre-emptive rights for shares which are being issued to a person who exercises a previously acquired right to subscribe for shares.
5.8	When shares are subscribed for, the par value thereof must be paid up. It is possible to stipulate that a part, to a maximum of three-fourths of the amount of the par value, shall not have to be paid until the Company calls up the unpaid part of the par value.

5.9	Payment on shares shall be made in cash, unless otherwise agreed in accordance with article 2:80b of the Dutch Civil Code. The Board of Directors will be authorized to perform the legal acts as referred to in article 2:94 of the Dutch Civil Code without the prior approval of the General Meeting of Shareholders.

5.10	Neither the Company nor any of its subsidiaries may provide security, guarantee the price, provide any other guarantee, or assume liability, jointly and severally or otherwise, with or for others, with a view to the subscription or acquisition by others of shares in the Company or depositary receipts therefor.
5.11	The Company and its subsidiaries may only provide loans, with a view to the subscription for or acquisition by others of shares in the capital of the Company or depositary receipts therefor, with due observance of the provisions of Article 2:98c (2-7) Civil Code.
5.12	The provisions of paragraphs 10 and 11 of this article do not apply if shares or depositary receipts therefor are subscribed for or acquired by or for employees of the Company or a Group Company.
ACQUISITION AND DISPOSAL OF OWN SHARES
Article 6.
6.1	The Company may not subscribe for shares in its own share capital.
6.2	The Company shall have the right to acquire fully paid-up shares in its own share capital against payment of a consideration provided:
a.	the shareholders’ equity less the acquisition price is not less than the sum of the paid and called-up part of the share capital and the reserves which must be maintained by law or under the Articles of Association;

b.	the aggregate par value of the shares in its share capital to be acquired and of those already held by the Company and its subsidiaries and of those for which the Company and its subsidiaries hold a right of pledge does not exceed half of the issued share capital; and

c.	the General Meeting of Shareholders has authorised the acquisition. The authorisation by the General Meeting of Shareholders will be valid for at most eighteen months and shall stipulate the number of shares that may be acquired, how they may be acquired and the upper and lower limit of the acquisition price.
For the purpose of subparagraph a. above, the determining factor shall be the amount of the shareholders’ equity stated in the last adopted balance sheet less the acquisition price of shares in the capital of the Company, the amount of the loans as referred to in article 5 paragraph 11 and distributions to others from profits or reserves becoming due by it and its subsidiaries after the balance sheet date. Where more than six months have passed since the end of a financial year without adoption of the Annual

Accounts, acquisition under this paragraph shall not be permitted.
6.3	Acquisition by the Company of shares in its capital which are not fully paid up shall be void.

6.4	The Board of Directors may decide to dispose of the Company’s own shares.
6.5	The term shares in this article shall include depositary receipts issued in respect of shares.
REDUCTION OF THE ISSUED SHARE CAPITAL
Article 7.
7.1	Upon proposal of the Board of Directors, the General Meeting of Shareholders shall have the power to pass a resolution to reduce the issued share capital by cancelling shares or by reducing the par value of the shares through an amendment of the Articles of Association. Such resolution must specify the shares to which the resolution relates and provide for the implementation of the resolution. The paid and called-up part of the share capital may not fall below the minimum share capital required by law at the time the resolution is passed. For a resolution to reduce the capital, a majority of at least two-thirds of the votes cast shall be required if less than one half of the issued capital is represented at the General Meeting of Shareholders.
7.2	A resolution to cancel shares shall only relate to shares which the Company holds in its own share capital or in respect of which it holds depositary receipts.
7.3	Partial repayment on shares or waiver of the obligation to pay up, shall only be permitted in the event a resolution to reduce the par value of the shares is implemented. Such partial repayment or exemption from payment shall be permitted on a proportional basis to all shares; such requirement may be abandoned if all shareholders involved consent.
7.4	Notice of a meeting at which a resolution, as mentioned in this article, is to be passed shall state the purpose of the reduction of share capital and the manner of implementation.

The second, third and fourth paragraph of article 2:123 of the Dutch Civil Code shall apply mutatis mutandis.
7.5	The Company shall file the resolution referred to in paragraph 1 of this article at the office of the Commercial Register and shall make an announcement thereof in a Dutch national daily newspaper. Within two months of publication of the filing referred to in paragraph 4, any creditor may oppose the resolution to reduce the issued share capital of the Company.
7.6	A resolution to reduce the issued share capital shall not take effect as long as opposition may be instituted. If opposition has been instituted within the two month period, the resolution shall take effect upon the withdrawal of the opposition or upon a court order setting aside the opposition.
SHARES AND SHARE CERTIFICATES
Article 8.
8.1	The shares shall be in registered form. No share certificates shall be issued for the shares of type I, as referred to in the next paragraph.

8.2	Shares shall be available, at the option of the shareholder concerned, either:
(i)	in the form of an entry in the shareholders’ register without issuance of a share certificate; such shares are referred to in these articles of association as type I shares; or

(ii)	in the form of an entry in the shareholders’ register with the issuance of a share certificate, which share certificate shall consist of a mantel (main part) only without a dividend sheet; such shares and share certificates are referred to in these articles of association as shares and share certificates of type II.
8.3	Share certificates of type II shall be available in such denominations as the Board of Directors shall determine.
8.4	All share certificates shall be signed by or on behalf of a director; the signature may be effected by printed facsimile. In addition all share certificates may be validly signed by one or more persons designated by the Board of Directors for that purpose.
8.5	All share certificates shall be identified by numbers and/or letters in such manner to be determined by the Board of Directors.

8.6	The Board of Directors may determine the form and contents of share certificates.
8.7	The expression share certificate as used in these articles of association shall include a share certificate in respect of more than one share.
8.8	The Company may, pursuant to a resolution of the Board of Directors, cooperate in the issuance of depository receipts in bearer form.
MISSING OR DAMAGED SHARE CERTIFICATES
Article 9.
9.1	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates or duplicates bearing the same numbers and/or letters, provided the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title to and, in so far as applicable, the loss of the share certificates to the Board of Directors, and further subject to such conditions as the Board of Directors may deem appropriate.
9.2	The issuance of a new share certificate or a duplicate shall render the share certificates which it replaces invalid.
9.3	The issuance of new share certificates or duplicates for share certificates may in appropriate cases, at the discretion of the Board of Directors, be published in newspapers to be determined by the Board of Directors.

SHAREHOLDERS’ REGISTER
Article 10.
10.1	With due observance of the applicable statutory provisions in respect of registered shares, a shareholders’ register shall be kept by or on behalf of the Company, which shareholders’ register shall be regularly updated and, at the discretion of the Board of Directors, may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the Company in the Netherlands.

Part of the shareholders’ register may be kept abroad in order to comply with applicable provisions set by a foreign stock exchange.

10.2	Each shareholder’s name, his address and such further information as required by law and as deemed appropriate by the Board of Directors, whether at the request of a shareholder or not, shall be recorded in the shareholders’ register.

10.3	The form and the contents of the shareholders’ register shall be determined by the Board of Directors with due observance of the provisions of paragraphs 1 and 2 hereof.

The Board of Directors may determine that the shareholders’ register shall vary as to its form and contents according to whether it relates to type I shares or to type II shares.

10.4	Upon his request, and free of charge, a shareholder shall be provided with a written statement about the contents of the shareholders’ register with regard to the shares registered in his name, and the statement so issued may be validly signed on behalf of the Company by a director or by a person to be designated for that purpose by the Board of Directors.

10.5	The provisions of paragraphs 1 up to and including 4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

10.6	The Board of Directors shall have power and authority to permit inspection of the shareholders’ register by, and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a shareholder of which the Company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the Company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the Company and its shareholders as a result of the listing of shares in the share capital of the Company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.
EXCHANGE OF SHARES

Article 11.
11.1	Subject to the provisions of article 8, a holder of an entry in the share register for one or more shares of type I may, upon his request, obtain one or more share certificates of type II up to an equal par value.
11.2	Subject to the provisions of article 8, a holder of a share certificate of type II registered in his name may, after submitting the share certificate to the Company, upon his request obtain an entry in the share register for one or more shares of type I up to an equal par value.
11.3	The Board of Directors may require a request for exchange, as referred to in this article 11, to be made on a special form, to be provided to the shareholder free of charge, to be signed by such shareholder. Any requests made pursuant to and in accordance with the provisions of articles 8, 9, 10 and this article 11 may be sent to the Company at such address(es) as may be determined by the Board of Directors, at all times including an address in the municipality or city where a stock exchange on which shares in the share capital of the Company are listed has its principal place of business.
11.4	The Company is entitled to charge amounts, at no more than cost, and to be determined by the Board of Directors, to those persons who request any services to be carried out pursuant to articles 8 to 11 inclusive.
TRANSFER OF SHARES
Article 12.
12.1	Unless the law provides otherwise and except as provided by the provisions of the following paragraphs of this article, the transfer of a share shall require an instrument intended for such purpose and, unless the Company itself is a party to the transaction, the written acknowledgement of the transfer by the Company; service upon the Company of such instrument of transfer or of a copy or extract thereof signed as a true copy by a civil law notary or the transferor shall be considered to have the same effect as an acknowledgement.
12.2	In cases where a share of type I is transferred, an instrument of transfer on a form to be supplied by the Company free of charge, must be submitted to the Company or its agent.
12.3	In cases where a share of type II is transferred, the relative share certificate must be submitted to the Company or its agent, provided that an instrument of transfer printed on the back of the share certificate, has been duly completed and signed by or on behalf of the transferor, or a separate instrument of transfer on a form to be supplied by the Company free of charge is submitted to the Company or its agent together with the share certificate.
12.4	If a transfer of a share of type II has been effected by service upon the Company or its agent of a relative share certificate with or without a separate instrument of transfer, the Company shall, at the discretion of the Board of Directors, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more share certificates registered in his name up to an equal par value. Such endorsement or issue of one or more share certificates will constitute the Company’s written acknowledgement of the transfer of the relevant share of type II.

12.5	If the transfer of a share does not take place in accordance with the provisions of paragraphs 2 and 3 of this article, the transfer of a share can only take place with the permission of the Board of Directors. The Board of Directors may make its permission subject to such conditions as the Board of Directors may deem necessary or desirable.
12.6	The provisions of the preceding paragraphs of this article shall apply correspondingly to the allotment of shares in the event of a division of any share constituting joint property and the transfer of shares as a consequence of a writ of execution.
RIGHT OF PLEDGE
Article 13.
13.1	A right of pledge may be created on the shares.
13.2	If a right of pledge is created on shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and the voting rights may not be conferred on the holder of the right of pledge.
13.3	The holder of the right of pledge shall not be entitled to Rights Attached to Depositary Receipts for Shares.
13.4	The provisions of article 12 shall equally apply to the creation or release of a right of pledge on shares.

13.5	The Company may accept a pledge on its own shares only if:
a.	the shares to be pledged are fully paid-up;

b.	the par value of its own shares to be pledged and those already held by it or pledged to it do not together amount to more than one-tenth of the issued share capital; and

c.	the General Meeting of Shareholders has approved the pledge agreement.
RIGHT OF USUFRUCT
Article 14.
14.1	A right of usufruct may be created on the shares.

14.2	If a right of usufruct is created on shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and voting rights may not be conferred on the holder of the right of usufruct.

14.3	The holder of the right of usufruct shall not be entitled to Rights Attached to Depositary Receipts for Shares.

14.4	The provisions of article 12 shall equally apply to the creation and release of a right of usufruct on shares.
BOARD OF DIRECTORS

Article 15.
15.1	The Company has a one-tier board structure.

The Company will be managed by the Board of Directors. The Board of Directors consists of at least three (3) directors. The Board of Directors shall determine the number of directors taking into account the previous sentence. Only natural persons may be appointed as director.

15.2	The General Meeting of Shareholders shall appoint the directors.

A resolution to appoint a director may be passed by an absolute majority of the valid votes cast, provided that the resolution is passed further to a proposal by the Board of Directors based on a recommendation of the nominating & corporate governance committee. The General Meeting of Shareholders may appoint a director, without there being a proposal by the Board of Directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.

15.3	The directors are appointed for a period of four years starting on the day after the day of the General Meeting of Shareholders on which they are appointed and ending on the day of the annual General Meeting of Shareholders that will be held in the fourth year of their appointment.

15.4	The Board of Directors shall appoint from its number one or more A directors who shall be the Company’s executive directors. The Board of Directors shall grant one of the A directors the title of Chief Executive Officer, or abbreviated, CEO. The executive directors shall be charged with the day-to-day affairs of the Company. The other directors shall be B directors and shall be the Company’s non-executive directors.

15.5	The Board of Directors shall appoint from its number a chairman of the Board of Directors and, if the Board of Directors so resolves, one of the B directors as vice-chairman of the Board of Directors.

15.6	The General Meeting of Shareholders may at any time suspend or remove any director. A resolution to remove or suspend a director may be passed by an absolute majority of the valid votes cast, provided that the resolution is passed further to a proposal by the Board of Directors. The General Meeting of Shareholders may remove or suspend a director, without there being a proposal by the Board of Directors to this effect, by a resolution passed by an absolute majority of the valid votes cast representing at least one-third of the issued capital.

15.7	If the General Meeting of Shareholders has suspended a director, the General Meeting of Shareholders shall within three months of the date on which suspension has taken effect resolve either to dismiss such director, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the General Meeting of Shareholders has adopted the resolution to continue the suspension.

If within the period of continued suspension the General Meeting of Shareholders has not resolved either to dismiss the director concerned or to terminate the suspension, the suspension shall lapse.

A director who has been suspended shall be given the opportunity to account for his actions at the General Meeting of Shareholders.

15.8	The general policy with regard to the compensation of the Board of Directors shall be determined by the General Meeting of Shareholders, upon a proposal of the Board of Directors, as prepared by the compensation committee of the Board of Directors. The compensation policy shall, at a minimum, address the items set out in Articles 2:383c up to and including 2:383e of the Dutch Civil Code, to the extent that these relate to the Board of Directors. The compensation policy shall be presented in writing to the works council, if any, for information purposes at the same time as it is submitted to the General Meeting of Shareholders.
15.9	The compensation of directors shall be set, with due regard for the compensation policy, by the Board of Directors. With regard to arrangements concerning compensation in the form of shares or share options, the Board of Directors shall submit a proposal to the General Meeting of Shareholders for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the Board of Directors and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.
DUTIES AND POWERS
Article 16.
16.1	The Board of Directors is charged with the management of the Company, subject to the restrictions contained in these Articles of Association.
16.2	The Board of Directors shall draw up charters governing its internal affairs. Such charters may also contain an allocation of duties and delegation of powers to one or more directors or committees. Such charters may not violate the provisions of these Articles of Association. If the Board of Directors has established charters governing its internal affairs, resolutions of the Board of Directors shall be adopted in accordance with these Articles of Association and the provisions of such charters.
16.3	The contemporaneous linking together by telephone conference or audio-visual communication facilities of the directors, shall be deemed to constitute a meeting of the Board of Directors for the duration of the connection. Any director taking part, shall be deemed present in person at the meeting and shall be entitled to vote or be counted in quorum accordingly.

16.4	Resolutions of the Board of Directors may, alternatively, be passed in writing — including any electronic message and facsimile, or in the form of a message transmitted by any accepted means of communication and received or capable of being produced in writing — provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process and provided that the resolution is signed by a majority of the directors in office.
16.5	The Board of Directors shall establish an audit committee, a compensation committee and a nominating & corporate governance committee. The Board of Directors may establish any other committee as the Board of Directors shall decide. The Board of Directors shall draw up charters governing a committee’s internal affairs.
16.6	Without prejudice to any other applicable provision in these articles of association, the Board of Directors shall require the approval of the General Meeting of Shareholders for resolutions of the Board of Directors with regard to an important change in the identity or character of the Company or the enterprise, including in any event:
a.	the transfer of the enterprise or almost the entire enterprise to a third party;

b.	the commencement or termination of a long-term co-operation of the Company or a Subsidiary with another legal entity or partnership, or participation as a general partner with full liability in a limited partnership or general partnership, if such a co-operation or participation, or the termination thereof, is of far-reaching significance for the Company;

c.	acquisition or disposal by the Company or by a Subsidiary, of a participating interest in the capital of a company with a value of at least one third of the amount of the assets as shown on the Company’s balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, as shown on the consolidated balance sheet with explanatory notes according to the most recently adopted Annual Accounts of the Company.
The absence of approval by the General Meeting of Shareholders of a resolution as referred to in this paragraph shall not affect the representative authority of the directors.
16.7	Where one or more directors are absent or prevented from acting, the remaining director(s) shall be charged with the entire management of the Company. Where all directors or the only director are/is absent or prevented from acting, the Company shall be managed temporarily by one or more persons to be appointed for that purpose by the General Meeting of Shareholders.
REPRESENTATION

Article 17.
17.1	The Board of Directors is entitled to represent the Company. The Company shall furthermore be represented by each A director acting individually.
17.2	Where a director has an interest which conflicts directly or indirectly with the Company’s interests, the Company may nevertheless be represented by such director in accordance with the provisions contained in the previous paragraph. The General Meeting of Shareholders shall always have the power to designate one or more other persons for such purpose. The director(s) in respect of whom there is a conflict of interests may be the person(s) designated.
17.3	The Company may grant special and general powers of attorney, whether or not such persons are employed by the Company, authorizing them to represent the Company and bind it vis-à-vis third parties.
INDEMNIFICATION
Article 18.
18.1	Indemnification. Subject to the limitations included in this article, every person or legal entity who is, or has been, an Indemnitee (as defined below) who is made, or threatened to be made, a party to any Proceeding (as defined below) in which he/she or it becomes involved as a party or otherwise by virtue of his/her or its being, or having been, a director, proxy-holder, staff member or officer of the Company or its Subsidiaries (“Indemnitee”) and each of Indemnitee’s executors, administrators and legal successors shall be indemnified by the Company, to the fullest extent permitted under applicable law, for any Expenses (as defined below) which Indemnitee is or becomes legally obligated to pay in connection with any Proceeding; provided, that in each such case such Indemnitee has acted in good faith and in a manner, which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that the conduct at issue was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct at issue was unlawful.

18.1.1	Expenses

18.1.1.1	Definition. The term “Expenses” shall include, without

limitation, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification.

18.1.1.2	Subrogation. In the event that the Company pays any Expenses, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
18.1.1.3	Success on the Merits. To the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including dismissal without prejudice, such Indemnitee shall be indemnified against any and all Expenses actually and reasonably incurred in connection therewith.
18.1.1.4	Partial Indemnification. If an Indemnitee is entitled to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify such Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.
18.1.1.5	Advance of Expenses. Expenses incurred by an Indemnitee in connection with any Proceeding shall be paid by the Company in advance of the final disposition thereof upon request of such Indemnitee that the Company pay such Expenses. Each Indemnitee shall undertake to repay to the Company the amount of any Expenses theretofore paid by the Company to the extent that it is ultimately determined that such Expenses were not reasonable or that such Indemnitee is not entitled to indemnification therefor. The advances to be made hereunder shall be paid by the Company to or on behalf of an Indemnitee within thirty days following delivery of a written request therefor by such Indemnitee to the Company.
18.1.1.6	Approval of Payment of Expenses. No payment of Expenses for which indemnity shall be sought under this Agreement, other than those in respect of judgments and verdicts actually rendered, shall be incurred without the prior consent of the Company, which consent shall not be unreasonably withheld.

18.1.2	Proceedings. The term “Proceedings” shall include any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of the Company or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which an Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director, proxy-holder, staff member or officer of the Company, by reason of any actual or alleged error or misstatement or misleading statement or omission made or suffered by such Indemnitee, by reason of any action taken by or any inaction on the part of the Indemnitee while acting as such director, proxy-holder, staff member or officer, or by reason of the fact that such Indemnitee was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

18.1.2.1	The term “other enterprise” shall include (without limitation) employee benefit plans and administrative committees thereof, and the term “fines” shall include (without limitation) any excise tax assessed with respect to any employee benefit plan.

18.2	Exclusions. Notwithstanding the foregoing, the Company shall not be liable to pay any Expenses in connection with any Proceeding:

18.2.1	to the extent that payment of such Expenses is actually made to an Indemnitee under a valid, enforceable and collectible insurance policy;

18.2.2	to the extent that an Indemnitee is otherwise indemnified and actually paid;

18.2.3	in connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which an Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, an Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as such court shall deem proper;

18.2.4	if it is proved by final judgment in a court of law or other final adjudication that the Indemnitee had in fact gained any personal profit or advantage to which an Indemnitee was not legally entitled;

18.2.5	for a disgorgement of profits made from the purchase and sale by an Indemnitee of securities pursuant to Section 16(b) of theUnited States Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

18.2.6	if it is proved by final judgment in a court of law or other final adjudication that an Indemnitee acted or failed to act with intent or in wilful recklessness; or

18.2.7	for any Expenses which the Company is prohibited by applicable law from paying as indemnity.

18.3	Scope. The right to indemnification herein provided (i) may be insured against by policies maintained by the Company; (ii) shall be severable; (iii) shall not affect any other rights to which any director, proxy-holder, staff member or officer may now or hereafter be entitled; (iv) shall continue as to a person or legal entity who has ceased to be an Indemnitee; and (v) shall apply with respect to an Indemnitee’s service as a director, proxy-holder, staff member or officer of the Company prior to the date of this deed. Nothing included herein shall affect any right to indemnification to which persons or legal entities may be entitled by contract or otherwise.

18.4	Notice of Claim. Each Indemnitee, as a condition precedent to any indemnification, shall give to the Company notice in writing as soon as reasonably practicable of any Proceeding for which indemnity will or could be sought under these Articles of Association. Notice to the Company shall be given at its principal office and shall be directed to the Board of Directors (or such other address as the Company shall designate in writing to the Indemnitee); notice shall be deemed given on the earlier of the date of receipt or the seventh day after it is sent by properly addressed, prepaid registered or certified mail, return receipt requested. In addition, each Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within such Indemnitee’s power.

18.5	Amendments. The entitlement to payment hereunder of an Indemnitee shall not be affected or diminished by any amendment of these Articles of Association or resolution to dissolve the Company with respect to any Proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment or resolution.
GENERAL MEETING OF SHAREHOLDERS
Article 19.
19.1	The annual General Meeting of Shareholders shall be held within six months of the close of the financial year.

19.2	At this General Meeting of Shareholders the following subjects shall be considered:

a.	the written annual report prepared by the Board of Directors on the course of business of the Company and the conduct of its affairs during the past financial year;

b.	the adoption of the Annual Accounts;

c.	discussion regarding the Company’s reserves and dividend policy and justification thereof by the Board of Directors;

d.	if applicable, the proposal to pay a dividend;

e.	if applicable, instruction of the auditor as referred to in article 26 paragraph 1;

f.	the discharge of the directors in respect of their management during the previous financial year;

g.	if applicable, the appointment of directors;

h.	the designation of the person/persons to manage the Company in the event of the absence or inability of the directors as referred to in article 16 paragraph 7;

i.	each substantial change in the corporate governance structure of the Company; and

j.	the proposals placed on the agenda by the Board of Directors together with proposals made by shareholders and Holders of Depository Receipts for Shares in accordance with the provisions of article 20 paragraph 2.
19.3	Extraordinary General Meetings of Shareholders shall be held as often as deemed necessary by the Board of Directors and shall be held if one or more shareholders and other Persons Entitled to Attend Meetings jointly representing at least one-tenth of the issued share capital make a request by registered letter to that effect to the Board of Directors, specifying in detail the business to be considered.
19.4	If the Board of Directors fails to comply with a request as referred to in paragraph 3 hereof in such manner that the General Meeting of Shareholders can be held within six weeks of the request, the persons who have made the request may be authorized by the president of the district court in Amsterdam to convene the meeting themselves.
PLACE AND NOTICE OF THE GENERAL MEETING OF SHAREHOLDERS
Article 20.
20.1	General Meetings of Shareholders shall be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague. The notice convening the meeting shall inform the shareholders and other Persons Entitled to Attend Meetings accordingly.
20.2	All notices to shareholders and Persons Entitled to Attend Meetings shall be published in a Dutch national daily newspaper and in at least one newspaper in each of those countries where the shares have been admitted to an official quotation at the request of the Company.

20.3	The notice convening a General Meeting of Shareholders shall be published by either the Board of Directors, or by the persons who according to the law or these Articles of Association are entitled thereto.
NOTICE PERIOD AND AGENDA
Article 21.
21.1	The notice convening a General Meeting of Shareholders shall be published no later than on the fifteenth day prior to the day of the meeting. The notice shall always contain or be accompanied by the agenda for the meeting, or shall mention where such agenda can be obtained, which shall in any event be at the office of the Company in the Netherlands, notwithstanding the statutory provisions regarding the reduction of issued share capital and the amendment of the Articles of Association.
21.2	The agenda shall contain such subjects to be considered at the meeting as the person(s) convening the meeting shall decide, and furthermore such other subjects, as one or more shareholders or Holders of Depositary Receipts for Shares, representing at least one-hundredth of the issued share capital or representing a market value of at least fifty million euro (EUR 50,000,000), have so requested the Board of Directors in writing to include in the agenda, at least sixty days before the date on which the meeting is convened. The Board of Directors may decide not to place items so requested on the agenda, if the Board of Directors is of the opinion that doing so would be detrimental to vital interests of the Company. No valid resolutions can be adopted at a General Meeting of Shareholders in respect of subjects which are not mentioned in the agenda.
CHAIRMAN OF GENERAL MEETINGS OF SHAREHOLDERS AND MINUTES
Article 22.
22.1	General Meetings of Shareholders shall be presided by the chairman of the Board of Directors. In the absence of the chairman of the Board of Directors, the meeting shall be presided by any other person nominated by the Board of Directors. The chairman of the meeting shall appoint the secretary of that meeting.
22.2	The secretary of the meeting shall keep the minutes of the business transacted at the meeting, which minutes shall be adopted and signed by the chairman and the secretary of the meeting.
22.3	The chairman of the Board of Directors may request a civil law notary to include the proceedings at the meeting in a notarial report.
ATTENDANCE OF GENERAL MEETING OF SHAREHOLDERS
Article 23.
23.1	All Persons Entitled to Attend Meetings are entitled to attend General Meetings of Shareholders, to address the General Meeting of Shareholders and — to the extent they have the voting rights to the shares — to vote the shares thereat.

23.2	Prior to being admitted at a General Meeting of Shareholders, a Person Entitled to Attend Meetings or his proxy shall be required to sign an attendance list, stating his name and, if applicable, the number of votes that can be cast by him. A proxy shall also state the name(s) of the person(s) for whom he acts.
23.3	The Board of Directors may decide that each Person Entitled to Attend Meetings is entitled, in person or through a person holding a written proxy, through an electronic means of communication, to participate in the general meeting, to take the floor and, to the extent applicable, to exercise voting rights. In order to participate in the general meeting pursuant to the preceding sentence it is necessary that the persons with meeting rights can, via the selected means of electronic communication, be identified, directly take cognisance of the matters handled in the meeting and, to the extent applicable, exercise the voting rights.

23.4	The Board of Directors may attach conditions to the use of the electronic means of communication. These conditions shall be made known in the notice of the general meeting.
23.5	The Board of Directors may determine that paragraph 1 and 3 will be applicable (a) to those who (i) are Persons Entitled to Attend Meetings as per a certain date, determined by the Board of Directors, such date hereinafter referred to as: the “record date”, and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the Board of Directors, hereinafter referred to as: the “register”, (b) in as far as (iii) at the request of the applicant, the holder of the register has given notice in writing to the Company prior to the General Meeting of Shareholders, that the Person Entitled to Attend Meetings mentioned in this paragraph has the intention to attend the General Meeting of Shareholders, regardless of who will be Person Entitled to Attend Meetings at the time of the General Meeting of Shareholders. The notice will contain the name and the number of shares from which the Person Entitled to Attend Meetings derives his right to attend the General Meeting of Shareholders. The provision above under (iii) about the notice to the Company also applies to the proxy holder of a Person Entitled to Attend Meetings, who has a written proxy.
23.6	The record date mentioned in paragraph 5 cannot be determined to be earlier than on a certain time on the thirtieth day prior to the date of the General Meeting of Shareholders. The notice of the General Meeting of Shareholders will contain the time of the record date and the date on which pursuant to paragraph 5 notice of the intention to attend the General Meeting of Shareholders has to be given at the latest, the place of meeting and the proceedings for registration and notification and how Persons Entitled to Attend Meetings will be enabled to exercise their rights.

23.7	In case the Board of Directors does not exercise its right as determined in paragraph 5, it shall be necessary for each Person Entitled to Attend Meetings, to notify the Company in writing of his intention to attend the meeting no later than on the day and furthermore at the place mentioned in the notice, stating – in so far as shares of type II are concerned – the identifying number(s) of the share certificate(s) from which his right to attend the General Meeting of Shareholders derives. He may only exercise the said rights at the meeting for the shares and depository receipts for shares registered in his name both on the day referred to above and on the day of the meeting.
23.8	If the Board of Directors exercises its right as determined in paragraph 5, those who have a written proxy shall give their proxy to the holder of the register prior to the notification of their intention to attend the meeting described in paragraph 6. The holder of the register will send the proxies together with the notification to the Company as described in paragraph 5 sub (iii). The Board of Directors may resolve that the proxies of holders of voting rights will be attached to the attendance list. In the event the Board of Directors does not exercise its rights as determined in paragraph 5, the written proxies must be deposited ultimately on the day mentioned in the convening notice at the office of the Company.
23.9	Shareholders and other Persons Entitled to Attend Meetings may be represented by proxies duly authorized in writing.
23.10	The General Meeting of Shareholders may adopt rules regarding, inter alia, the length of time for which Persons Entitled to Attend Meetings may speak. In so far as such rules are not applicable, the chairman may determine the time for which Persons Entitled to Attend Meetings may speak if he considers this desirable with a view to the orderly proceeding of the meeting.
23.11	All matters regarding the admittance to the General Meeting of Shareholders, the exercise of voting rights and the result of votes, as well as any other matters regarding the proceedings at the General Meeting of Shareholders shall be decided upon by the chairman of that meeting, with due observance of the provisions of article 2:13 of the Dutch Civil Code.
VOTES AND ADOPTION OF RESOLUTIONS
Article 24.
24.1	At the General Meeting of Shareholders each share entitles its holder to one (1) vote.
24.2	The Board of Directors may decide that votes which are cast electronically prior to the General Meeting of Shareholders shall be equivalent to votes cast during the meeting. These votes shall be cast no earlier than on the thirtieth day before the day of the meeting. For the purpose of applying this paragraph, persons with voting rights shall be those that have such rights on a date to be set in the notice convening a General Meeting of Shareholders and are registered as such in a register designated by the Board of Directors irrespective of who has voting rights on the shares at the time of the General Meeting of Shareholders. The final day of registration may not be set earlier than the thirtieth day before that of the meeting.

24.3	Unless otherwise stated in these Articles of Association, resolutions of the general meeting shall be validly adopted if adopted by an absolute majority of votes cast in a meeting at which at least one third of the issued capital is represented.

In case a quorum is not present, no second meeting as referred to in Article 2:120 paragraph 3 Civil Code shall be capable of being held. Blank and invalid votes shall not be counted. The chairman of the meeting shall decide on the method of voting and on the possibility of voting by acclamation.

24.4	In the General Meeting of Shareholders no votes may be cast in respect of:
a.	shares held by the Company or by a Subsidiary; and

b.	shares, depository receipts of which are held by the Company or by a Subsidiary.
24.5	If there is an equal division of votes on a proposal about business matters, then no decision shall be taken.
24.6	If, when a vote is held to elect persons, no one polls an absolute majority in the first vote, then a second free vote is held; if no one polls an absolute majority then, one or more further votes shall be held, until either one person has polled an absolute majority or until there are two candidates left and there is an equal division of votes.

In the case of the abovementioned further votes — which does not include the second free vote — votes shall be cast for the same candidates as in the previous vote except for the candidate who has polled the smallest number of votes in the previous vote.

If in the previous vote taken the smallest number of votes has been cast on more than one person, then it shall be determined by drawing lots for which of these candidates no votes can be cast anymore when a further vote is taken.

In the event a vote is taken to elect one of two candidates and there is an equal division of votes, it shall be decided by drawing lots which of these has been elected.
24.7	The ruling concerning voting results pronounced by the chairman during the meeting shall be decisive. The same shall also apply to the contents of a resolution passed by the meeting, provided that a vote has been held about a proposal not recorded in writing.
24.8	If the correctness of a ruling as referred to in the preceding paragraph is challenged immediately after the ruling has been pronounced, then a new vote shall be held whenever a majority of the General Meeting of Shareholders should wish so, or, if the original vote was not taken by call or by ballot papers, whenever any one of the persons entitled to vote should wish so.

The results of this new vote shall nullify the legal consequences of the original vote.
Article 25.
Resolutions of the General Meeting of Shareholders to:
a. amend the Articles of Association;
b. dissolve the Company;
c. legally merge (juridische fusie) or legally demerge (juridische splitsing), may only be passed upon the proposal of the Board of Directors.
EXAMINATION BY AUDITOR
Article 26.
26.1	The General Meeting of Shareholders shall instruct an auditor as referred to in article 2:393 of the Dutch Civil Code, whose duty it shall be to examine the Annual Accounts drawn up by the Board of Directors, to lay a report of their findings before the Board of Directors and to make a statement with regard thereto.
26.2	If the General Meeting of Shareholders fails to instruct the auditor as referred to in paragraph 1 of this article, this instruction shall be made by the Board of Directors.
26.3	The instruction shall be capable of being terminated at all times by the General Meeting of Shareholders and by the body that granted the instruction.
FINANCIAL YEAR, ANNUAL ACCOUNTS AND REPORT OF THE BOARD OF DIRECTORS
Article 27.
27.1	The financial year of the Company shall coincide with the calendar year.
27.2	The Board of Directors shall close the Company’s books as at the last day of each financial year and shall within four months thereafter draw up Annual Accounts, and it shall deposit the Annual Accounts at the Company’s offices for inspection by the shareholders. Within the same period, the Board of Directors shall also submit its annual report.
27.3	The Board of Directors shall draw up the Annual Accounts in accordance with applicable generally accepted accounting principles and all other applicable provisions of the law.

The Annual Accounts shall be signed by all directors. Should the signature of one or more of them be missing, then mention shall be made thereof, stating the reason.
27.4	The Board of Directors shall cause the Annual Accounts to be examined by the auditor appointed for this purpose in accordance with article 26. The auditor shall report on his examination to the Board of Directors and shall issue a certificate containing the results thereof.

27.5	Copies of the Annual Accounts accompanied by the certificate of the auditor referred to in the preceding paragraph, the annual report of the Board of Directors, and the information to be added to each such documents pursuant to the law, shall be made freely available at the office of the Company for the shareholders and the other Persons Entitled to Attend Meetings, as of the date of the notice convening the General Meeting of Shareholders at which meeting they shall be discussed, until the close thereof.

27.6	The General Meeting of Shareholders decides on the adoption of the Annual Accounts.
27.7	The Company shall then proceed to publish the documents and data mentioned in this article, if to the extent and in the manner as provided in articles 2:394 and following of the Dutch Civil Code.
Article 28.
28.1	From the profits such amounts shall be reserved as the Board of Directors shall determine. The Board of Directors shall furthermore determine the amount of depreciations and provisions to be included in the Annual Accounts.
28.2	Any profit remaining after application of the previous paragraph shall be at the disposal of the General Meeting of Shareholders for distribution of dividend or reservation.
28.3	In calculating the amount of profits to be distributed on each share, only the par value of the shares shall be regarded.
28.4	The Company shall only be capable of making distributions to shareholders and other persons who are entitled to profits that qualify for distribution if the Company’s equity is in excess of the paid and called-up portion of the share capital increased by the reserves that must be set aside under the provisions of the law.

In the calculation of the distribution of profits the shares which the Company holds in its own share capital shall be disregarded.
28.5	Distribution of profits shall take place after confirmation and adoption of the Annual Accounts showing that this is allowed.
28.6	The Board of Directors shall have power to pay one or more interim dividends provided that the requirement referred to in paragraph 4 concerning the Company’s equity has been met.
28.7	Unless the Board of Directors decides on a different date, dividends shall be made payable immediately after they have been declared.
28.8	Dividends that have not been collected within five years after they have become payable, shall be forfeited to the Company.

28.9	Distributions can be made in cash or in kind.
28.10	The Board of Directors shall have the power to resolve upon distributions (which shall include interim distributions) from the Company’s reserves, provided that the requirement referred to in paragraph 4 concerning the Company’s equity has been met.
28.11	The Company may only make interim distributions if the requirement of paragraph 4 of this article has been met as evidenced by an interim statement of assets and liabilities as referred to in article 2:105 paragraph 4 of the Dutch Civil Code.
LIQUIDATION AND WINDING UP
Article 29.
29.1	In the event of the Company being liquidated it shall be wound up by the Board of Directors, unless the General Meeting of Shareholders upon the proposal of the Board of Directors decides otherwise.

29.2	The General Meeting of Shareholders shall decide on the compensation of the liquidators.
29.3	During the winding up these Articles of Association shall, in as far as possible, remain of full force and effect.
29.4	The balance of the Company’s assets after its debts have been paid shall be distributed to the shareholders in proportion to their shareholdings. No distribution upon liquidation shall be made to the Company itself for shares which the Company holds in its own share capital.
29.5	After completion of the winding up, the books and documents of the liquidated Company shall for seven years remain in the custody of a person who shall be capable of being appointed for that purpose by the General Meeting of Shareholders in their resolution to liquidate the Company. If an appointment as aforesaid has not been made by the General Meeting of Shareholders, then the appointment shall be made by the liquidators.
CHOICE OF LAW AND EXCLUSIVE JURISDICTION
Article 30.
The rights and obligations among or between (a) the Company, (b) any of its current or former directors, proxy-holders, officers and staff members, and/or (c) any of its current or former holders of shares in the capital of the Company and derivatives thereof, shall be governed in each case exclusively by the laws of the Netherlands, unless such rights or obligations do not pertain to or arise out of the above-mentioned capacities, insofar as permitted by mandatory law. Any dispute, suit, claim, pre-trial action or other legal proceeding, including summary or injunctive proceedings, by and between those persons pertaining to or arising out of the above-mentioned capacities shall be exclusively submitted to the courts of the Netherlands. In relation to any such legal action or proceedings, all current and former directors, proxy-holders, officers and staff members of the Company (a) shall irrevocably submit to the exclusive jurisdiction of the Dutch courts, (b)

shall waive any objections to such legal action or proceedings in such courts on the grounds of venue or on the grounds that such legal action or proceedings have been brought in an inappropriate forum, (c) shall irrevocably and unconditionally agree that a judgment in any such legal action or proceedings brought in the courts of the Netherlands shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction and (d) elect domicile at the offices of the Company in Amsterdam, the Netherlands for the service of any document relating to such legal action or proceedings.

THE UNDERSIGNED
W.H. Bossenbroek, civil law notary in Amsterdam, hereby declares that the unofficial English translation of the articles of association of Eurand N.V., with corporate seat in Amsterdam, reads as per the text printed above.

Signed at Amsterdam, on 5 June 2009.